Exhibit 12


(213) 683-6000

March 28, 2002

UAM Funds Trust
One International Place
100 Oliver Street, Forty-Fourth Floor
Boston, Massachusetts 02110
Attention: President

PIC Investment Trust
300 North Lake Avenue
Pasadena, California  91101

Re: Reorganization of PIC Twenty Portfolio Fund and Provident Investment Counsel
    Twenty Fund I

Ladies and Gentlemen:

You have requested our opinion with respect to certain federal income tax matters in connection with the reorganization by and between the PIC Twenty Portfolio Fund (the "Old PIC Twenty Fund"), a series fund of UAM Funds Trust, a Delaware business trust ("UAM Trust"), and Provident Investment Counsel Twenty Fund I (the "New PIC Twenty Fund"), a series fund of PIC Investment Trust, a Delaware business trust ("PIC Trust"). This opinion is rendered in connection with the transaction described in the Agreement and Plan of Reorganization dated December 31, 2001 (the "Reorganization Agreement"), by UAM Trust for itself and on behalf of the Old PIC Twenty Fund and by PIC Trust for itself and on behalf of the New PIC Twenty Fund, and adopts the applicable defined terms therein.

This letter and the opinion expressed herein are for delivery to UAM Trust and PIC Trust and may be relied upon only by UAM Trust and PIC Trust and their shareholders. This opinion also may be disclosed by UAM Trust or PIC Trust or any of their shareholders in connection with an audit or other administrative proceeding before the Internal Revenue Service (the "Service") affecting UAM Trust or PIC Trust or any of their shareholders or in connection with any judicial proceeding relating to the federal, state or local tax liability of UAM Trust or PIC Trust or any of their shareholders. In addition, we hereby consent to the filing of this opinion as an exhibit to the registration statement of PIC Trust on Form N-14 pursuant to the Securities Act of 1933, as amended, in connection with the registration of securities required to be issued by PIC Trust by the Reorganization Agreement.

UAM Funds Trust
PIC Investment Trust
March 28, 2002
Page 2

For purposes of this opinion we have assumed the truth and accuracy of the following facts:

UAM Trust was duly created pursuant to its Agreement and Declaration of Trust dated April 26, 1994, for the purpose of acting as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and is validly existing under the laws of Delaware. UAM Trust is registered as an investment company classified as a diversified, open-end management company, under the 1940 Act.

PIC Trust was duly created pursuant to its Agreement and Declaration of Trust dated December 11, 1991, for the purpose of acting as a management investment company under the 1940 Act, and is validly existing under the laws of Delaware. PIC Trust is registered as an investment company classified as a diversified, open-end management company, under the 1940 Act.

The Old PIC Twenty Fund is a series fund of the UAM Trust duly established under the laws of the State of Delaware and is validly existing under the laws of that State. The Old PIC Twenty Fund has an authorized capital of an unlimited number of shares and each outstanding share of the Old PIC Twenty Fund is fully transferable and has full voting rights. As of the date hereof, 98.50% of the outstanding shares of the Old PIC Twenty Fund are held by UMBSC & Co., in four accounts qualifying as benefit plans under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

The New PIC Twenty Fund is a series fund of the PIC Trust duly established under the laws of the State of Delaware and is validly existing under the laws of that State. The New PIC Twenty Fund has an authorized capital of an unlimited number of shares and each outstanding share of the New PIC Twenty Fund is fully transferable and has full voting rights.

For what has been represented as valid business purposes, the following transaction (the "Transaction") will take place in accordance with the laws of the State of Delaware and pursuant to the Reorganization Agreement:

     (a) On the date of the closing (the "Closing Date"), the Old PIC Twenty Fund will transfer substantially all of its assets to the New PIC Twenty Fund. Solely in exchange therefor, the New PIC Twenty Fund will assume all of the liabilities of the Old PIC Twenty Fund and deliver to the Old PIC Twenty Fund a number of voting shares of the New PIC Twenty Fund that represents all of the aggregate voting shares of the New PIC Twenty Fund.

     (b) The Old PIC Twenty Fund will then liquidate and distribute all of the shares of the New PIC Twenty Fund to the shareholders of the Old PIC Twenty Fund in proportion to their respective interests in the Old PIC Twenty Fund in exchange for their shares in the Old PIC Twenty Fund.

UAM Funds Trust
PIC Investment Trust
March 28, 2002
Page 3

     (c) The Old PIC Twenty Fund will then wind up and dissolve as soon as practicable thereafter, and its legal existence as a series fund of UAM Trust will be terminated.

In rendering the opinion set forth below, we have examined and relied upon the following, assuming the truth and accuracy of any statements contained therein:

     (1) the Reorganization Agreement and

     (2) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

For purposes of rendering the opinion set forth below, we have in addition relied upon the following representations by the New PIC Twenty Fund and the Old PIC Twenty Fund, as applicable:

     (A) In the normal course of business, the Old PIC Twenty Fund prior to the Transaction, and the New PIC Twenty Fund following the Transaction are likely to: (i) redeem shares or beneficial interests; (ii) issue shares or beneficial interests; and (iii) buy or sell assets depending on market conditions and changes in the number of shares outstanding. None of any such changes in outstanding shares or beneficial interests or in assets held will be related to the Transaction. Any such change in assets or in shares or beneficial interests outstanding will be motivated by reasons separate and independent from the reasons motivating the Transaction. There is no plan or intention by the New PIC Twenty Fund or any person related to the New PIC Twenty Fund, as defined in section 1.368-1(e)(3) of the Treasury Regulations, to acquire or redeem any of the shares of the New PIC Twenty Fund issued in the Transaction either directly or through any transaction, agreement, or arrangement with any other person, provided, however, that (i) certain redemptions will occur in the ordinary course of the New PIC Twenty Fund's business as an open-end investment company, as required by section 22(e) of the 1940 Act and (ii) UMBSC & Co. may redeem shares, from time to time, in the ordinary course of its operation of benefit plans under ERISA. For this purpose, section 1.368-1(e)(3) of the Treasury Regulations generally provides that two corporations are related if they are members of the same affiliated group (I.E., one or more chains of corporations connected through stock ownership with a common parent corporation where: (i) stock with at least 80% of the total voting power and value of each corporation in the chain is owned directly by one or more of the other corporations in the chain; and (ii) the common parent owns directly stock with at least 80% of the voting power and value of at least one of the corporations in the chain for consolidated return purposes ("Affiliated Group Relationship") or if one corporation owns stock possessing at least 50% or more of the voting power or value of the other corporation (the "Parent-Subsidiary Relationship")).

     (B) The aggregate value of the acquisitions, redemptions, and distributions discussed in paragraph (A) above will not exceed 50% of the value (without giving effect to the acquisitions, redemptions and distributions) of the proprietary interest in the Old PIC Twenty Fund on the effective date of the Transaction, provided, however, that acquisitions, redemptions and distributions

UAM Funds Trust
PIC Investment Trust
March 28, 2002
Page 4

by or to UMBSC & Co. in the ordinary course of its operation of benefit plans under ERISA shall not be considered for purposes of this representation.

     (C) The fair market value of the shares received by each shareholder of the Old PIC Twenty Fund will be approximately equal to the fair market value of the shares of the Old PIC Twenty Fund surrendered in the Transaction. Old PIC Twenty Fund shareholders will receive no consideration other than shares of the New PIC Twenty Fund in exchange for their Old PIC Twenty Fund shares.

     (D) To the best knowledge of the management of the Old PIC Twenty Fund, there is no plan or intention on the part of the shareholders of the Old PIC Twenty Fund to sell, exchange or otherwise dispose of any of the shares received in the Transaction, except for the sales, exchanges or disposition to be made in the ordinary course of the New PIC Twenty Fund's business as a regulated investment company.

     (E) Immediately following the Transaction, the shareholders of the Old PIC Twenty Fund will own all of the shares of the New PIC Twenty Fund and will own such shares solely by reason of their ownership of stock of the Old PIC Twenty Fund immediately prior to the Transaction. Old PIC Twenty Fund shareholders will receive no consideration other than the shares received in exchange for their Old PIC Twenty Fund shares.

     (F) The New PIC Twenty Fund has no plan or intention to issue additional shares of its stock following the Transaction, except in connection with the New PIC Twenty Fund's legal obligations under the 1940 Act.

     (G) Immediately following the Transaction, the New PIC Twenty Fund will possess the same assets and liabilities (other than assets distributed to the shareholders who receive cash and assets used to pay the expenses of the Transaction) as those possessed by the Old PIC Twenty Fund immediately prior to the Transaction. Assets distributed to the shareholders who receive cash, assets used to pay the expenses of the Transaction and all redemptions and distributions (except for regular, normal redemptions made and dividends paid by the Old PIC Twenty Fund pursuant to its legal obligations under the 1940 Act) made by the Old PIC Twenty Fund immediately prior to the Transaction, will, in the aggregate, constitute less than 1% of the net assets of the Old PIC Twenty Fund.

     (H) At the time of the Transaction, the Old PIC Twenty Fund will not have any outstanding warrants, options, convertibles securities, or any other type of right pursuant to which any person could acquire stock in the Old PIC Twenty Fund.

     (I) The New PIC Twenty Fund has no plan or intention to reacquire any shares issued in the Transaction except in connection with the New PIC Twenty Fund's legal obligations under the 1940 Act.

UAM Funds Trust
PIC Investment Trust
March 28, 2002
Page 5

     (J) The New PIC Twenty Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Old PIC Twenty Fund acquired in the Transaction, except for dispositions made in the ordinary course of the New PIC Twenty Fund's business as a regulated investment company.

     (K) The liabilities of the Old PIC Twenty Fund assumed by the New PIC Twenty Fund plus the liabilities, if any, to which the transferred assets are subject were incurred by the Old PIC Twenty Fund in the ordinary course of its business and are associated with the assets transferred.

     (L) Following the Transaction, the New PIC Twenty Fund will continue the historic business of the Old PIC Twenty Fund (and maintain the investment objectives of the Old PIC Twenty Fund), or use a significant portion of the Old PIC Twenty Fund's historic business assets in a business.

     (M) The Old PIC Twenty Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     (N) The investment advisor to the Old PIC Twenty Fund will pay or assume only those expenses of the New PIC Twenty Fund that are solely and directly related to the Transaction in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187 (such as legal and accounting expenses, appraisal fees, administrative costs, security underwriting and registration fees and expenses, and transfer agents' fees and expenses). Otherwise, the Old PIC Twenty Fund and the New PIC Twenty Fund will pay their respective expenses, if any, incurred in connection with the Transaction.

     (O) The Old PIC Twenty Fund has (i) elected to be taxed as a regulated investment company under Code Section 851, (ii) meets the requirements of a regulated investment company set forth in Code Section 368(a)(2)(F), and (iii) for all of its taxable periods, has qualified for the special tax treatment afforded regulated investment companies under the Code. After the Transaction, the New PIC Twenty Fund intends to continue to qualify as a regulated investment company.

     (P) The Old PIC Twenty Fund has satisfied all federal, state and local tax liabilities for all tax periods, including federal income and excise taxes, and has not filed a federal Section 6662 (formerly Section 6661) Disclosure Statement with respect to any return.

     (Q) Following the Transaction, the New PIC Twenty Fund intends to qualify with the requirements of a regulated investment company as set forth in Code
Section 368(a)(2)(F).

Our opinion set forth in this letter is based upon the Code, regulations of the Treasury Department, published administrative announcements and rulings of the Service and court decisions, all as of the date of this letter. Based on the foregoing facts and representations, and provided that the Transaction will take

UAM Funds Trust
PIC Investment Trust
March 28, 2002
Page 6

place in accordance with the terms of the Reorganization Agreement, and further provided that the Old PIC Twenty Fund distributes the shares of the New PIC Twenty Fund received in the Transaction as soon as practicable, we are of the opinion that:

     (a) The transfer of all of the Old PIC Twenty Fund's assets to the New PIC Twenty Fund in exchange for all of the outstanding shares of the New PIC Twenty Fund (the "New Shares") and the assumption of the Old PIC Twenty Fund's liabilities, and the distribution of the New Shares to the Old PIC Twenty Fund shareholders in liquidation of the Old PIC Twenty Fund, will constitute a "reorganization" (the "Reorganization") within the meaning of Code Section 368(a)(1)(F);

     (b) Each of the Old PIC Twenty Fund and the New PIC Twenty Fund will be a party to the Reorganization within the meaning of Code Section 368(b);

     (c) No gain or loss will be recognized by the New PIC Twenty Fund upon the receipt of the assets of the Old PIC Twenty Fund solely in exchange for the New Shares and the assumption by the New PIC Twenty Fund of the Old PIC Twenty Fund's liabilities;

     (d) No gain or loss will be recognized by the Old PIC Twenty Fund upon the transfer of its assets to the New PIC Twenty Fund in exchange for New Shares and the assumption by the New PIC Twenty Fund of the Old PIC Twenty Fund's liabilities;

     (e) No gain or loss will be recognized by the Old PIC Twenty Fund upon the distribution of the New Shares to its shareholders;

     (f) No gain or loss will be recognized by the Old PIC Twenty Fund's shareholders upon the exchange of their shares of the Old PIC Twenty Fund for the New Shares;

     (g) The adjusted tax basis of New Shares received by each Old PIC Twenty Fund shareholder pursuant to the Reorganization will be the same as the adjusted tax basis of the Old PIC Twenty Fund shares held by that shareholder immediately prior to the Reorganization;

     (h) The adjusted tax basis of the assets of the Old PIC Twenty Fund acquired by the New PIC Twenty Fund will be the same as the adjusted tax basis of such assets to the Old PIC Twenty Fund immediately prior to the Reorganization;

     (i) The holding period of the New Shares to be received by each Old PIC Twenty Fund shareholder will include the period during which the Old PIC Twenty Fund shares exchanged therefor were held by such shareholder, provided that such Old PIC Twenty Fund shares were held as capital assets on the date of the exchange;

UAM Funds Trust
PIC Investment Trust
March 28, 2002
Page 7

     (j) The holding period of the assets of the Old PIC Twenty Fund acquired by the New PIC Twenty Fund will include the period during which those assets were held by the Old PIC Twenty Fund; and

     (k) The New PIC Twenty Fund will succeed to and take into account those tax attributes of the Old PIC Twenty Fund that are described in Code Section 381(c).

The opinion set forth above represents our conclusions as to the application of federal income tax law existing as of the date of this letter to the Transaction described above, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming which would require modifications or revocations of our opinion expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts would affect the opinion referred to herein. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities, we have not undertaken an independent investigation of the facts referred to in this letter.

We express no opinion as to any federal income tax issue or other matter except those set forth above.

Very truly yours,


/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP